Exhibit 99.1

EASTERLY GOVERNMENT PROPERTIES COMPLETES ACQUISITION OF

49,723 SF DEA LABORATORY IN DALLAS, TEXAS

WASHINGTON, D.C. – December 02, 2015 – Easterly Government Properties, Inc. (NYSE: DEA), a fully integrated real estate investment trust focused primarily on the acquisition, development and management of Class A commercial properties leased to the U.S. Government, announced today that it has closed on the acquisition of a 49,723 square foot Drug Enforcement Administration (DEA) regional laboratory in Dallas, TX.

The DEA is the lead U.S. federal agency for the enforcement of controlled substance laws and regulations. The DEA - Dallas regional laboratory is one of nine regional and specialized laboratories in the DEA’s laboratory network which provides scientific and forensic support to DEA special agents and other law enforcement personnel.

The DEA - Dallas laboratory is located in a three-property federal enclave including an FBI field office and Easterly’s existing DEA - Dallas field division office property, which controls operations for the DEA in northern Texas and Oklahoma.

“The DEA - Dallas laboratory property provides scientific analysis in support of the DEA’s mission to enforce our nation’s federal anti-drug laws” said William C. Trimble III, Chief Executive Officer of Easterly Government Properties, Inc. “The laboratory plays a key role in helping to prosecute major domestic and international criminals involved in the manufacturing, dealing and trafficking of illegal drugs.”

The third built-to-suit DEA laboratory in Easterly’s portfolio, the DEA - Dallas lab was built in 2001 and is leased to the GSA with six years remaining on an initial 20-year lease.

“The team at Easterly continues to execute on its strategy of growing an outstanding portfolio of mission critical buildings leased to the United States Government, one of the strongest credit tenants globally” said Darrell Crate, Chairman of Easterly Government Properties, Inc. “Our proven acquisition strategy is contributing material earnings growth to an already strong, recurring cash flow base. The addition of the DEA - Dallas laboratory is anticipated to bring Pro Forma Cash NOI to a run-rate annualized level of nearly $58 million. This represents approximately 19% growth from the annualized Cash NOI levels reported at the time of our IPO in February, 2015.”

About Easterly Government Properties, Inc.

Easterly Government Properties, Inc. (NYSE:DEA) is based in Washington, D.C., and focuses primarily on the acquisition, development and management of Class A commercial properties that are leased to the U.S. Government. Easterly’s experienced management team brings specialized insight into the strategy and needs of mission-critical U.S. Government agencies for properties leased through the U.S. General Services Administration (GSA). For further information on the company and its properties, please visit www.easterlyreit.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “anticipate,” “position,” and other similar terms and phrases, including references to assumptions and forecasts of future operating and financial results (such as Pro forma Cash Net Operating Income (NOI)). Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to those risks and uncertainties associated with our business described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed on March 30, 2015. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Net Operating Income (NOI) is calculated as total property revenues (rental income, tenant reimbursements and other income) less property operating expenses and real estate taxes from the properties owned by the Company. Cash NOI excludes from NOI straight-line rent and amortization of above-/below-market leases. NOI presented by the Company may not be comparable to NOI reported by other REITs that define NOI differently. NOI should not be considered an alternative to net income as an indication of our performance or to cash flows as a measure of the Company’s liquidity or its ability to make distributions.

Pro forma indicates the calculation of the Company’s financial results excluding the impact of any one-time, non-recurring expenses related to its initial public offering, including legal and accounting fees and new entity formation costs.

Contact:

Easterly Government Properties, Inc.

Alison M. Bernard

Chief Financial Officer

202-971-9867

IR@easterlyreit.com